EXHIBIT 10.1

SUMMARY OF BONUS AWARD TO CHARLES MARGIOTTA

Upon the retirement of Charles Margiotta, Senior Vice President, Real Estate of Rayonier Inc. (the “Company”) on June 30, 2013, as previously reported, the Company authorized a bonus payment to Mr. Margiotta in the amount of $245,000 based on the achievement of pre-determined individual performance objectives. The payment was in lieu of consideration for any award under the Company's 2013 Annual Corporate Bonus Plan.